UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2006

MEDINA INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-50482
(Commission File Number)

98-0377767
(IRS Employer Identification No.)

#1305 - 1090 WEST GEORGIA STREET, VANCOUVER, BC, CANADA V6E 3V7
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code (604) 685-9316

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

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SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into a Material Definitive Agreement

On February 1, 2006, the Registrant entered into a Patent Purchase Agreement with Dr. Ehud Keinan, a Consulting Services Agreement with Dr. Keinan and BioTech Knowledge LLC and a Letter Agreement with BioTech Knowledge LLC.

BioTech Knowledge is a limited liability company incorporated under the laws of the state of Delaware, whose sole member is Dr. Ehud Keinan. Through BioTech Knowledge, Dr. Keinan is the beneficial owner of 1,000,000 shares of the Registrant, which is approximately 34% of the issued and outstanding shares.

The Patent Purchase Agreement covers the purchase of U.S. patent #6,767,717 by the Registrant from Dr. Keinan. The Consulting Services Agreement engages Dr. Keinan as a consultant to the Company. The Letter of Agreement contains obligations, representations and warranties of both the parties that govern their conduct up to and including the closing date of the patent purchase, which is scheduled to be February 28, 2006.

The information below is a summary of the material terms of the Patent Purchase Agreement, the Consulting Agreement and the Letter of Agreement. For complete information, please see the agreements themselves, which are attached as exhibits to this form.

Patent Purchase Agreement

In the Patent Purchase Agreement, Dr. Keinan agrees to sell to Medina all right, title and interest in and to U.S. Patent #6,767,717 and other related state patents and patent applications, including all of the related know-how and technology (collectively referred to as the “Patent”).

The Patent Acquisition

The Patent describes an invention that provides a method of detection of peroxide based explosives. On the closing of the Patent Purchase transaction, Dr. Keinan will transfer the Patent to Medina through a Patent Assignment. The Patent Assignment will be in a form suitable for filing with the US Patent office. The Patent Assignment will be held in escrow by attorneys for Dr. Keinan and delivered to Medina when certain conditions in the Patent Purchase Agreement are fulfilled.

Consideration

In consideration for the sale and transfer of the Intellectual Property to Medina, Medina agrees to pay to Dr. Keinan $120,000. Dr. Keinan will be responsible for the payment of his own taxes in connection with the sale of the Patent.

Closing Conditions

In the event that the Company shall not raise, within 6 months after the date of closing of the patent purchase, at least US $1,000,000 in equity, loans (whether or not convertible) or other credit arrangement, in order to finance the development and marketing of products described in the Patent, the Patent Purchase Agreement shall terminate, the Company shall transfer back to Dr. Keinan all the rights to the Patent free and clear of any claims, pledges or other third party rights, but the payments under the Patent Purchase Agreement will be non-refundable.

Consulting Agreement

Under the terms of the Consulting Agreement, BioTech Knowledge agrees to enter into an agreement with Medina to provide it with the consulting services of Dr. Keinan.

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As part of the Consulting Agreement, BioTech Knowledge will obtain Keinan’s written agreement to the effect that any and all intellectual property rights developed in the future and owned by BioTech Knowledge or Dr. Keinan, which relate to the detection of peroxide based explosives and similar materials, shall be assigned by BioTech Knowledge and Dr. Keinan to Medina. BioTech Knowledge will also agree and obtain Dr. Keinan’s written agreement that if such rights are owned by any academic institution in which Dr. Keinan works, BioTech Knowledge and Dr. Keinan shall make their best efforts to assist Medina in obtaining a license to such rights on favourable terms.

In the event that the Patent Purchase Agreement shall terminate for any reason whatsoever, the Consulting Agreement shall terminate at the same time and have no further force or effect.

In addition, the parties shall discuss, and provide for in the definitive agreements, the composition of the Board of Directors of Medina after the closing of the patent purchase, the management of the Company and other corporate governance issues. Resolutions will be passed by the Board of Directors of Medina upon closing of the Consulting Agreement, relating to the composition of the Board that is agreed upon by the parties.

Letter of Agreement

The Letter of Agreement sets out the terms of the closing of the Patent Purchase and Consulting agreements and the representations and covenants by the parties.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibits

10.1	Patent Purchase Agreement between the Registrant and Dr. Ehud Keinan.
10.2	Consulting Agreement between the Registrant and BioTech Knowledge LLC.
10.3	Letter of Agreement between the Registrant and BioTech Knowledge LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDINA INTERNATIONAL CORP. By: /s/ Nick DeMare Nick DeMare Treasurer, Chief Financial Officer and Director Date: February 1, 2006